Item 77Q1

On January 1, 2002, Firstar Mutual Fund Services, LLC, the fund administrator and shareholder servicing agent, changed its name to U.S. Bancorp Fund Services, LLC with respect to the LKCM Small Cap Equity Fund, the LKCM Equity Fund, the LKCM Balanced Fund, the LKCM Fixed Income Fund and the LKCM International Fund.

On January 1, 2002, Firstar Bank, N.A., the custodian, changed its name to U.S. Bank, N.A. with respect to the LKCM Small Cap Equity Fund, the LKCM Equity Fund, the LKCM Balanced Fund and the LKCM Fixed Income Fund.